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CHAMPION HOMES ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2026 RESULTS

Troy, Michigan, May 26, 2026 /Business Wire/ -- Champion Homes, Inc. (NYSE: SKY) (“Champion Homes” or the “Company”) today announced financial results for its fourth quarter and full year ended March 28, 2026 (“fiscal 2026”).

Fourth Quarter and Full Year Fiscal 2026 Highlights (compared to Fourth Quarter and Full Year Fiscal 2025, respectively, unless otherwise noted)

•
4QF26 net sales increased 4.6% to $621.3 million and FY26 net sales increased 7.3% to $2.7 billion
•
4QF26 net income decreased 18.4% to $29.7 million, while FY26 net income increased 4.3% to $206.9 million
•
Adjusted net income for 4QF26 increased 0.8% to $37.7 million; FY26 adjusted net income increased 6.2% to $217.4 million
•
Adjusted EBITDA increased 6.3% to $55.9 million in 4QF26 and FY26 adjusted EBITDA increased 8.1% to $308.2 million
•
4QF26 earnings per diluted share (“EPS”) was $0.53, and on an adjusted basis, EPS was $0.68; FY26 EPS was $3.66 and FY26 adjusted EPS increased 9.4% to $3.85
•
Backlog decreased 8.0% year-over-year and increased 18.8% in 4QF26 to $316.0 million from the sequential third quarter

“Fiscal 2026 was a year of strong execution. Champion continued to outperform the broader industry while consistently meeting our internal expectations despite a volatile and challenging macro environment,” said Tim Larson, President and Chief Executive Officer of Champion Homes. “Both our fourth quarter and full-year results reflect the commitment to our strategic priorities focused on addressing the unmet demand from affordability-constrained consumers with high-quality homes. Our strong balance sheet, differentiated channel strategy, and industry-leading family of brands position us well for continued execution and value creation for all our stakeholders. We continue to invest in new products and services and expand our retail capabilities, including the acquisition of Homes Direct.”

Fourth Quarter Fiscal 2026 Results

Net sales for the fourth quarter fiscal 2026 increased 4.6% to $621.3 million compared to the prior-year period. The number of U.S. homes sold in the fourth quarter fiscal 2026 decreased 0.6% to 5,908, driven by lower community/REIT channel volume, partially offset by sales from the Iseman Homes acquisition. The ASP per U.S. home sold increased 4.6% to $98,600 due to product mix and channel dynamics. The number of Canadian factory-built homes sold in the quarter increased to 243 homes compared to 230 homes in the prior-year period.

Gross profit increased 1.3% to $154.4 million in the fourth quarter fiscal 2026 compared to the prior-year period. Adjusted gross profit for the fourth quarter fiscal 2026 increased 4.6% to $159.4 million compared to the prior-year period. On an adjusted basis, gross profit margin was 25.7%, flat compared to the fourth quarter fiscal 2025.

Net income decreased 18.4% to $29.7 million for the fourth quarter fiscal 2026 compared to the prior-year period. The decrease in net income was primarily driven by charges related to the change in fair value of acquisition contingent consideration and product liability true-up. On an adjusted basis, net income increased 0.8% to $37.7 million for the fourth quarter fiscal 2026.

For the fourth quarter fiscal 2026, EBITDA decreased 11.1% to $45.7 million. Adjusted EBITDA for the fourth quarter fiscal 2026 increased 6.3% to $55.9 million compared to the prior-year period. Adjusted EBITDA margin for the quarter increased slightly to 9.0%, compared to 8.9% in the prior-year period.

As of March 28, 2026, Champion Homes had $638.3 million in cash and cash equivalents. The Company repurchased and retired $50.0 million of its common stock during the fourth quarter and $200.0 million for the full fiscal year under the previously announced repurchase program. In May 2026, the Board of Directors refreshed the share repurchase authorization to provide for $150 million of potential future repurchases.

Full Year Fiscal 2026 Results

For fiscal year 2026, net sales increased 7.3% to $2.7 billion compared to $2.5 billion in fiscal 2025. The increase in net sales was primarily driven by ASP per US home sold and the inclusion of Iseman Homes, acquired in May 2025.

Gross profit increased 6.1% to $704.3 million in fiscal 2026 compared to $664.0 million in fiscal 2025. On an adjusted basis, gross profit for fiscal 2026 increased 6.8% to $709.3 million compared to the prior-year period. Adjusted gross profit margin was 26.6% compared to 26.7% in fiscal 2025. Gross profit margin was 26.4% of net sales, compared to 26.7% in fiscal 2025.

Net income for fiscal 2026 increased 4.3% to $206.9 million compared to $198.4 million for fiscal 2025, driven by higher sales, partially offset by higher SG&A and the aforementioned one-time acquisition contingent consideration and product liability true-up. Adjusted net income increased 6.2% to $217.4 million for fiscal 2026.

For fiscal 2026, EBITDA increased 6.5% to $295.0 million compared to $277.1 million in fiscal 2025. Adjusted EBITDA for fiscal 2026 increased 8.1% to $308.2 million, compared to $285.1 million for fiscal 2025. Adjusted EBITDA margin increased slightly to 11.6% in fiscal 2026, compared to 11.5% in fiscal 2025.

Conference Call and Webcast Information

Champion Homes will host a conference call today, Tuesday, May 26, 2026, at 8:00 A.M. Eastern Time to discuss the Company's financial results and an update on current operations.

Investors and interested other parties can listen to a webcast of the live conference call here, and also by visiting the Investor Relations section of Champion Homes’ website at ir.championhomes.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (800) 225-9448 (domestic) or (203) 518-9708 (international) and using the Conference ID: CHAMPION when joining. A telephonic replay will be available approximately three hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 11161365. The telephonic replay will be available until 11:59 P.M. Eastern Time on June 9, 2026.

About Champion Homes, Inc.

Champion Homes, Inc. (NYSE: SKY) is a leading producer of factory-built housing in North America and employs more than 9,300 people. With more than 70 years of homebuilding experience and 46 manufacturing facilities throughout the United States and western Canada, Champion Homes is well positioned with an innovative portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, and hospitality sectors.

In addition to its core home building business, Champion Homes provides construction services to install and set-up factory-built homes, operates a factory-direct retail business with 84 retail locations across the United States, and operates Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Manufactured and Modular Homes

www.championhomes.com

www.skylinehomes.com

www.genesishomes.com

Park Model RVs

www.championparkmodelscabins.com

Star Fleet Trucking

www.starfleettrucking.com

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Champion Homes has provided Non-GAAP financial measures, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Selling, General, and Administrative expenses (“SG&A”), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted EPS, (collectively the “Non-GAAP Financial Measures”) which present operating results on a basis adjusted for certain items. Champion Homes uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. Champion Homes believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Champion Homes believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of Champion Homes’ financial results in accordance with U.S. GAAP.

Champion Homes defines Adjusted Gross Profit as gross profit or loss plus expenses or minus income for charges related to the remediation of the water intrusion product liability. Adjusted Gross Profit Margin is calculated as Adjusted Gross Profit as a percentage of net sales. Champion Homes defines Adjusted SG&A as SG&A plus expenses or minus income for the change in fair value of contingent consideration. Champion Homes defines Adjusted EBITDA as net income or loss attributable to Champion Homes, Inc. plus expenses or minus income, (a) the provision for income taxes, (b) interest income or expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) restructuring charges and impairment of assets, (f) equity in net earnings or losses of ECN Capital Corp., (g) charges related to the remediation of the water intrusion product liability claims and reimbursement of water intrusion costs; and (h) other non-operating income and costs, including but not limited to those costs for the acquisition and integration or disposition of businesses, including the change in fair value of contingent consideration, and idle facilities. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the income statements.

Champion Homes defines Adjusted Net Income as net income or loss attributable to Champion Homes, Inc. plus expenses or minus income (net of tax where applicable), (a) gain or loss from discontinued operations, (b) restructuring charges and impairment of assets, (c) equity in net earnings or losses of ECN Capital Corp., (d) charges related to the remediation of estimated water intrusion product liability claims and reimbursement of water intrusion costs, and (e) other non-operating income or expense including, but not limited to those costs for the acquisition and integration or disposition of businesses, including the change in fair value of contingent consideration, and idle facilities. Champion Homes defines Adjusted EPS as Adjusted Net Income divided by shares outstanding.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted EPS are not measures of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. These Non-GAAP Financial Measures do not purport to represent cash flow provided by, or used in, operating activities as defined by U.S. GAAP. Champion Homes believes that similar Non-GAAP Financial Measures are commonly used by investors to evaluate its performance and that of its competitors. However, Champion Homes use of Non-GAAP Financial Measures may vary from that of others in its industry. The Non-GAAP Financial Measures are reconciled from the respective measure under U.S. GAAP in the tables below.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Champion Homes’ strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Champion Homes. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: supply-related issues, including prices and availability of materials; changes in U.S. trade policies, including tariffs or other trade protection measures; labor-related issues; inflationary pressures in the

North American economy; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry, including as a result of actual or anticipated increases in homeowner borrowing rates; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions; the potential disruption of operations caused by the conversion to new information systems; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters or geopolitical conflict on sales and raw material costs; the risks associated with mergers and acquisitions, including integration of operations and information systems; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our intangible assets, including goodwill, might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; the potential disruption to our business caused by public health issues, such as an epidemic or pandemic, and resulting government actions; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended March 29, 2025 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Champion Homes set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Champion Homes assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Ellen Kaleniecki, Head of Investor Relations

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

CHAMPION HOMES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars in thousands)

	March 28, 2026	March 29, 2025
ASSETS
Current assets:
Cash and cash equivalents	$638,259	$610,338
Trade accounts receivable, net	88,810	84,103
Inventories, net	358,313	360,629
Other current assets	42,836	31,428
Total current assets	1,128,218	1,086,498
Long-term assets:
Property, plant, and equipment, net	314,197	307,140
Goodwill	365,151	357,973
Amortizable intangible assets, net	55,815	64,712
Deferred tax assets	23,456	37,998
Other noncurrent assets	244,709	256,087
Total assets	$2,131,546	$2,110,408
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$94,649	$106,091
Accounts payable	70,546	65,136
Other current liabilities	290,147	280,081
Total current liabilities	455,342	451,308
Long-term liabilities:
Long-term debt	14,440	24,773
Deferred tax liabilities	8,445	7,350
Other liabilities	80,382	82,539
Total long-term liabilities	103,267	114,662

Stockholders' Equity:
Common stock	1,521	1,584
Additional paid-in capital	611,934	586,941
Retained earnings	975,947	975,981
Accumulated other comprehensive loss	(16,465)	(20,068)
Total stockholders’ equity	1,572,937	1,544,438
Total liabilities and stockholders' equity	$2,131,546	$2,110,408

CHAMPION HOMES, INC.

CONSOLIDATED INCOME STATEMENTS

(Unaudited, dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025

Net sales	$621,278	$593,867	$2,663,639	$2,483,448
Cost of sales	466,914	441,414	1,959,320	1,819,425
Gross profit	154,364	152,453	704,319	664,023
Selling, general, and administrative expenses	118,401	110,295	452,554	426,991
Operating income	35,963	42,158	251,765	237,032
Interest (income), net	(4,095)	(3,997)	(16,444)	(16,974)
Other (income) expense	—	1	(2,362)	(3,362)
Income before income taxes	40,058	46,154	270,571	257,368
Income tax expense	8,132	7,915	56,757	53,724
Net income before equity in net (income) loss of affiliates	31,926	38,239	213,814	203,644
Equity in net (income) loss of affiliates	(179)	538	(382)	2,004
Net income	32,105	37,701	214,196	201,640
Net income attributable to non-controlling interest	2,429	1,353	7,298	3,227
Net income attributable to Champion Homes, Inc	$29,676	$36,348	$206,898	$198,413
Net income per share:
Basic	$0.54	$0.63	$3.68	$3.45
Diluted	$0.53	$0.63	$3.66	$3.42

CHAMPION HOMES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousand)

	Year Ended
	March 28, 2026	March 29, 2025

Cash flows from operating activities
Net income	$214,196	$201,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,789	41,910
Equity-based compensation	20,889	18,269
Deferred taxes	13,899	(10,585)
Amortization of deferred financing fees	521	414
(Gain) loss on disposal of property, plant, and equipment	(2,583)	35
Foreign currency transaction (gain) loss	(488)	1,305
Equity in net (income) loss of affiliates	(382)	2,004
Dividends from equity method investment	956	1,242
Change in fair value of contingent consideration	4,497	8,620
Change in assets and liabilities, net of businesses acquired:
Accounts receivable	(4,181)	(19,507)
Floor plan receivables	(9,008)	(22,601)
Inventories	20,126	(41,961)
Other assets	5,797	15,594
Accounts payable	4,291	14,424
Accrued expenses and other current liabilities	(12,451)	30,054
Net cash provided by operating activities	303,868	240,857
Cash flows from investing activities
Additions to property, plant, and equipment	(34,119)	(50,532)
Cash paid for acquisitions, net of cash acquired	(27,336)	—
Cash paid for equity method investment	(895)	—
Proceeds from floor plan loans	—	2,745
Proceeds from disposal of property, plant, and equipment	5,154	1,632
Net cash (used in) investing activities	(57,196)	(46,155)
Cash flows from financing activities
Changes in floor plan financing, net	(11,588)	14,805
Payments on long term-debt	(1,096)	—
Payments for deferred financing fees	(1,048)	—
Distributions to noncontrolling interest	(7,298)	—
Payments for repurchase of common stock	(200,000)	(79,999)
Stock option exercises	4,111	473
Tax payments for equity-based compensation	(5,301)	(8,317)
Net cash (used in) financing activities	(222,220)	(73,038)
Effect of exchange rate changes on cash and cash equivalents	3,469	(6,389)
Net increase in cash and cash equivalents	27,921	115,275
Cash and cash equivalents at beginning of period	610,338	495,063
Cash and cash equivalents at end of period	$638,259	$610,338

CHAMPION HOMES, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousand)

	Three months ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Net income attributable to Champion Homes, Inc.	$29,676	$36,348	$206,898	$198,413
Income tax expense	8,132	7,915	56,757	53,724
Interest (income), net	(4,095)	(3,997)	(16,444)	(16,974)
Depreciation and amortization	11,964	11,114	47,789	41,910
EBITDA	45,677	51,380	295,000	277,073
Equity in net (income) loss of ECN	(523)	498	(1,192)	363
Change in fair value of contingent consideration	4,496	708	4,496	8,620
Plant closure costs	—	—	5,832	—
Gain on Sale of idle facility	—	—	(3,650)	—
Product liability - water intrusion, net	5,030		5,030
Transaction costs	642	—	1,794	—
Other	600	—	919	(1,000)
Adjusted EBITDA	$55,922	$52,586	$308,229	$285,056

CHAMPION HOMES, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

(Unaudited, dollars and shares in thousands, except per share amounts)

(Certain amounts shown net of tax, as applicable)

	Three Months Ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025

Net income attributable to Champion Homes, Inc.	$29,676	$36,348	$206,898	$198,413
Adjustments:
Equity in net loss of ECN	(523)	498	(1,192)	363
Change in fair value of contingent consideration	3,552	533	3,546	6,621
Plant closure costs	—	—	4,786	—
Gain on sale of idle facility	—	—	(2,749)	—
Product liability - water intrusion, net	3,974	—	3,974	—
Transaction costs	507	—	1,422	—
Other	474	—	715	(753)
Adjusted net income attributable to Champion Homes, Inc.	$37,660	$37,379	$217,400	$204,644
Adjusted basic net income per share	$0.68	$0.65	$3.87	$3.56
Adjusted diluted net income per share	$0.68	$0.65	$3.85	$3.52
Average basic shares outstanding	55,223	57,330	56,150	57,562
Average diluted shares outstanding	55,617	57,793	56,502	58,075

CHAMPION HOMES, INC.

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Unaudited, dollars in thousand)

	Three Months Ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025

Gross Profit	$154,364	$152,453	$704,319	$664,023
Product liability - water intrusion, net	5,030	—	5,030	—
Adjusted Gross Profit	$159,394	$152,453	$709,349	$664,023